Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

MetroCorp Bancshares, Inc.:

We consent to the use of our report, dated March 21, 2013, in the Registration Statement of East West Bancorp, Inc. on Form S-4 with respect to the consolidated balance sheets of MetroCorp Bancshares, Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2012, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the proxy statement/prospectus.

/s/	KPMG LLP

Houston, Texas

October 22, 2013